EXHIBIT 5.1

February 9, 2015

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”) in connection with the sale of an aggregate of 10,925,000 shares (the “Shares”) of common stock, $0.10 par value per share (the “Common Stock”), of the Company, to the underwriters listed on Schedule A hereto (each, an “Underwriter” and collectively the “Underwriters”) pursuant to that certain Underwriting Agreement dated February 4, 2015 (the “Underwriting Agreement”), between the Company and the Underwriters. The Shares are being offered in a public offering pursuant to the Company’s Registration Statement, as amended (the “Registration Statement”), on Form S-3 (File No. 333-179795), the form of prospectus included therein (the “Base Prospectus”), and the prospectus supplement as filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2015 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), which supplements the Base Prospectus contained in the Registration Statement.

In connection herewith, we have examined:

(1) the Underwriting Agreement;

(2) the Registration Statement;

(3) the Prospectus; and

(4) the documents incorporated by reference in the Registration Statement and the Prospectus.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement and the Amended and Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites maintained by a court or governmental authority or regulatory body, and the authenticity of the originals of such latter documents. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon

Omega Healthcare Investors, Inc.
February 9, 2015

statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Maryland.

2. The Shares to be issued pursuant to the Underwriting Agreement have been duly authorized for issuance, and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinions herein reflect only the application of the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States, and we do not express any opinions herein concerning any other law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We do not render any opinions except as set forth above. We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP

Omega Healthcare Investors, Inc.
February 9, 2015

Schedule A

Underwriters

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Stifel, Nicolaus & Company, Incorporated

Credit Agricole Securities (USA) Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Capital One Securities, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Regions Securities LLC